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                                   EXHIBIT 7.1

      We, the signatories of this Schedule 13D to which this Agreement is attached, hereby agree that such Schedule 13D is, and any future amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated:      May 19, 2000



VISN MANAGEMENT CORP.



By: /s/ WILFORD V. BANE, JR.
   -------------------------------
   Name:  Wilford V. Bane, Jr.
   Title: Chairman of the Board of
          Directors

NATIONAL INTERFAITH CABLE COALITION, INC.

By: /s/ DANIEL P. MATTHEWS
   ----------------------------
   Name:  Daniel P. Matthews
   Title: Chairman of the Board
          of Trustees